Exhibit 10.1
James River Group, Inc.
1414 Raleigh Road Suite 405
Chapel Hill, NC 27517

Mr. Frank D’Orazio

Dear Frank:

The purpose of this letter agreement among you (the “Executive”), James River Group Holdings, Ltd. (“Holdings”) and James River Group, Inc. (the “Company”), a subsidiary of Holdings, (the “Agreement”) is to confirm our agreement with respect to the terms of your employment as Chief Executive Officer of Holdings and Chief Executive Officer of the Company.

In consideration of the mutual promises contained in this Agreement, the parties to this Agreement hereby agree as follows:

1.EMPLOYMENT AND TERM. Effective as of November 2, 2020 (or any earlier date mutually agreed in writing by the parties) (the “Effective Date”), Holdings agrees to employ Executive as Chief Executive Officer of Holdings and the Company agrees to employ Executive as Chief Executive Officer of the Company, and Executive hereby accepts such employment on the terms hereinafter set forth. The term of this Agreement shall commence as of the Effective Date and end on the third anniversary of the Effective Date, subject to the termination provisions of Section 6. The term of this Agreement shall thereafter be automatically renewed for additional eighteen month periods unless written notice to the contrary shall be given by either party to the other not less than 180 days prior to the end of the initial or any renewal term that the term shall not thereafter be renewed (“Non-Renewal Notice”), subject to the termination provisions of Section 6. The initial term plus any renewals thereof shall hereafter be referred to as the “Term.”

2.COMPENSATION.

a.Salary. Commencing as of the Effective Date, Executive shall be paid a base salary at a rate of not less than $850,000 per year for all services performed by Executive for Holdings, the Company and the Company Group (defined herein), which will be paid by the Company in periodic installments in accordance with the Company’s normal payroll practices.

b.Bonus and Long-Term Incentive Plan.

i.For each fiscal year of Holdings during the Term in which Executive is employed by the Company as of the last day of such fiscal year, Executive shall be eligible to receive a discretionary cash bonus (each, a “Bonus”) in an amount that the Board of Directors of Holdings (“Holdings Board”) (other than Executive, if Executive is a member of the Holdings Board), in its discretion, may determine based on Holdings’ and Executive’s performance during such fiscal year, which Bonus will be paid by the Company in the subsequent fiscal year on or before March 15 of the subsequent fiscal year. Executive's target cash bonus for each fiscal year he is employed through the end of the year will be 100% of his base salary for such fiscal year, provided that the determination of whether Executive will be awarded a cash bonus and the amount of the cash bonus will be determined by the Holdings Board in its discretion. Notwithstanding the foregoing, Executive’s Bonus for the fiscal year ending December 31, 2020, will be $200,000, which will be paid by the Company in 2021 on or before March 15, 2021.

ii.Executive shall be eligible to participate in any long-term incentive plan of Holdings (“LTIP”) in effect from time to time. For long term incentive equity grants, Executive will have a target equity grant for each fiscal year he is employed through the end of the fiscal year equivalent in value to 100% of his base salary for such fiscal year, provided that the determination of whether Executive will be awarded an LTIP equity award and the amount of the award will be determined by the Holdings Board in its discretion. Options to acquire common shares (the “Shares”) of Holdings will be valued using a Black Scholes valuation model, and restricted share units (“RSUs”) of Holdings will be valued based upon the closing price of Holdings’ publicly traded Shares on the day of the grant. Options and RSUs will be subject to the LTIP in effect at the time awarded and to an award agreement acceptable to Holdings, and will vest annually, in three equal installments, over a three year period from the grant date subject to Executive’s continued employment on each vesting date.

c.Initial Equity Grant. On or about the Effective Date, Holdings will grant RSUs to Executive with a value of $3,000,000, based upon the closing price of Holdings’ publicly traded Shares on the day of the grant (the “Initial Equity Award”) rounded to the nearest whole share unit. The Initial Equity Award will be subject to the current LTIP and to an award agreement acceptable to Holdings. One-third of the Initial Equity Award will vest annually on the first, second and third anniversaries of the grant date (calculated to avoid issuance of fractional Shares), subject to Executive’s continued employment on each anniversary date, provided, however, if the grant date occurs after the Effective Date, and Executive’s employment ends on the third anniversary of the Effective Date as a result of a Non-Renewal Notice, then the third tranche of the Initial Equity Grant will vest on the third anniversary of the Effective Date.

d.Vacation, Benefits. During the Term, Executive shall also be entitled to participate in all employee benefit plans and other fringe benefits or plans (including certain services and utilities) of the Company generally available to executive employees of the Company Group, including:

i.a total of six weeks of paid vacation per annum (not subject to carry over to subsequent years);

ii.business expense reimbursement for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures; and

iii.Relocation (as defined below) expenses, which will be paid consistent with past practices, subject to the Company’s documentation policies and procedures.

e.Reimbursements. The amount of expenses eligible for reimbursement pursuant to this Agreement during any tax year of Executive shall not affect the expenses eligible for reimbursement in any other tax year. The right to reimbursement provided in this Agreement is not subject to liquidation or exchange for another benefit. In no event shall the reimbursement of an eligible expense under this Agreement occur later than the earlier of (i) six months from the date of incurrence and (ii) the end of the calendar year following the calendar year in which such expense was incurred.

f.Chartered Aircraft. The Company hereby agrees that when commercial air travel is difficult to arrange, Executive may travel on chartered aircraft in connection with the performance of his duties hereunder. Executive agrees that Executive will not charter planes for travel from his current residence in New Jersey to (i) Richmond, Virginia; (ii) Raleigh or Chapel Hill, North Carolina; or (iii) Bermuda.

g.Claw-Back. Executive acknowledges that to the extent required by applicable law or written company policy adopted by the Holdings Board to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), any bonus and other incentive compensation (if any) shall be subject to any clawback, forfeiture, recoupment or similar requirement (“Clawback Rights”) as the Holdings Board may determine in its sole discretion is necessary or desirable to implement such law or policy. Holdings may only exercise Clawback Rights with respect to any bonus and other incentive compensation received during the three completed fiscal years immediately preceding the date on which Holdings is required to prepare an accounting restatement and, if applicable, any transition period resulting from a change in fiscal year within or immediately following the three completed fiscal years.

h.Withholdings and Deductions. All payments and compensation under this Agreement shall be subject to all required withholdings and deductions, and such deductions as Executive may instruct the Company to take that are authorized by applicable law.

3.DUTIES AND LOCATION.

a.Executive shall perform all duties normally associated with the position of Chief Executive Officer and such other duties as may be assigned to him by the Holdings Board with respect to the Company Group. Executive shall report directly to the Holdings Board and the Board of Directors of the Company (“Company Board”). The Holdings Board will appoint Executive to be a member of the Holdings Board without any additional compensation for service as a Holdings Board member. Executive will devote his entire working time, attention, and energies to carrying out and fulfilling his duties and responsibilities under this Agreement. Executive agrees to abide by all policies applicable to employees of the Company Group adopted by the Holdings Board. Executive represents that he is able and willing to engage in international travel as is necessary to perform his duties as Chief Executive Officer and to further the Company’s business interests.

b.Executive will work from his current residence in New Jersey, and will travel to Company Group offices in Bermuda, North Carolina and Virginia as necessary to perform his duties, provided, however, Executive agrees to relocate his residence to Raleigh or Chapel Hill, North Carolina, or Richmond, Virginia (or the surrounding suburbs of each), at his election, on or before the one-year anniversary of the Effective Date (“Relocation”), except that if on the one-year anniversary date the Company offices in North Carolina are closed as a result of a North Carolina government or state or local health agency order, then the Relocation deadline will be extended until thirty days after the Company offices in North Carolina are allowed by the government to be open for business (whether or not the Company decides to reopen either of those offices, or whether there are occupancy or other restrictions relating to the use of either of those offices).

4.CONFIDENTIAL INFORMATION AND PRIVILEGED INFORMATION.

a.Executive will not at any time during the Term or thereafter:

i.reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except Holdings and any of its direct or indirect subsidiaries (hereinafter referred to as “Affiliates,” and Holdings, together with such Affiliates, the “Company Group”)), directly or indirectly, any confidential or proprietary information received or developed by him during the course of his employment. For the purposes of this Section 4(a)(i) confidential and proprietary information (“Confidential Information”) shall be defined to mean (1) all historical and pro forma projections of loss ratios incurred by the Company Group; (2) all historical and pro forma actuarial data relating to the Company Group; (3) historical and pro forma financial results, revenue statements, and projections for the Company Group; (4) all information relating to the Company Group’s systems and software (other than the portion thereof provided by the vendor to all purchasers of such systems and software); (5) all information relating to the Company Group’s unique underwriting approach; (6) all information relating to plans for, or internal or external discussions regarding, acquisitions of or mergers with any business or line of business; (7) non-public business plans; (8) all other information relating to the financial, business, or other affairs of the Company Group including their customers; and (9) any information about any shareholder of Holdings or any of its Affiliates, or any of their officers or employees, that has been furnished or made available to Executive as a result of his positions with Holdings and the Company. Section 4(a)(i) shall not apply to Executive following the termination of his employment with Holdings and the Company with respect to any Confidential Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive; or

ii.reveal, divulge, or make known to any person, firm, or corporation, or use for his personal benefit or the benefit of others (except the Company Group), directly or indirectly, the name or names of any Customers (as defined in Section 5 below) of the Company Group, nor will he reveal, divulge, or make known to any person, firm, or corporation or use for his personal benefit or the benefit of others (except the Company Group), directly or indirectly, any trade secrets or any knowledge or information concerning any business methods or operational procedures engaged in by the Company Group (collectively, “Privileged Information”); provided, however, the restrictions set forth in this Section 4(a)(ii) shall not apply to Executive following the termination of his employment with Holdings and the Company with respect to any Privileged Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive.

b.    Notwithstanding any provision of this Agreement to the contrary, under 18 U.S.C. §1833(b), “An         individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any other policy of the Company Group is intended to conflict with this statutory protection, and no director, officer, or member of management has the authority to impose any rule to the contrary.

5.NON-COMPETITION.

a.Executive acknowledges and agrees that as Chief Executive Officer of Holdings and the Company (i) he will be responsible for and directly involved in developing customer goodwill and relationships for the benefit of the Company Group, including personal contact with customers and supervising others who contact customers and develop customer goodwill and relationships; (ii) he will be provided and have access to the Company Group’s Confidential Information and Privileged Information, and will be compensated for the development, and supervising the development, of the same and (iii) he will have unique insight into and knowledge of the skills, talents and capabilities of the Company Group’s key employees. Executive also acknowledges and agrees that at the inception of his employment with the Company and Holdings it was agreed that he would be bound by noncompetition restrictions that are similar to the restrictions in this Agreement.

b.Executive agrees that during his employment by the Company and Holdings he will not compete against the Company Group in any manner, including without limitation by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any Competitive Business (as defined below) in the Territory (as defined below), or by engaging in any conduct described in clauses (c)(i), (ii) or (iii) below.

c.Executive further agrees that after his employment by the Company and Holdings ends for any reason, he will not during the Restricted Period (as defined below):

i.compete against the Company Group by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any Competitive Business in the Territory (as defined below);

ii.compete against the Company Group by soliciting any Customer (as defined below) in order to provide any goods or services to such Customer in competition against the

Company Group, or by soliciting any Agent (as defined below) in order to obtain referrals from such Agent in competition against the Company Group;

iii.induce or persuade any Customer or Agent not to do business with, or to switch business from, or reduce business with, the Company Group;

iv.solicit, or assist others in soliciting, Key Employees (as defined below) to either leave the Company Group or to engage in a Competitive Business.

d.For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

i.“Agent” shall mean any insurance agent, insurance broker, wholesale agent, general agent, or other person (A) that acted on behalf of any customer of the Company Group to obtain insurance from any Company Group entity or who referred any insurance business to any Company Group entity during the Final Year (as defined below) and (B) with respect to which either Executive had either (I) Confidential Information or Privileged Information or (II) account responsibility either directly or through managing employees with such account responsibility.

ii.“Competitive Business” shall mean (x) the lines of business of providing workers' compensation insurance, excess and surplus lines insurance, and casualty reinsurance, and entering into fronting and program insurance arrangements, and (y) any other material business in which the Company Group is engaged during the Term, provided, however, if the Company Group completely ceases to engage in any of the above-referenced lines of business during the Term, then such discontinued line(s) of business will no longer be included in the definition of Competitive Business as of the date of such complete cessation.

iii.“Customer” shall mean any customer of the Company Group that (A) purchased products or services from the Company, or entered into a contract, reinsurance agreement, brokerage, or other arrangement with the Company, during the twelve month period immediately preceding Executive’s last day of employment with the Company (the “Final Year”), and (B) about which Executive either had Confidential Information or Privileged Information or personal or management responsibility (either directly or indirectly) for customer contact or service.

iv.“Key Employees” shall mean any executive, managerial, sales, marketing, or supervisory level employees of the Company Group under Executive’s direct or indirect management authority during the Final Year.

v.“Restricted Period” shall mean eighteen (18) months.

vi.“Territory” shall mean Bermuda and each and every state or other United States jurisdiction where the Company Group is licensed or admitted at the end of the Term and/or is then in the process of seeking to be licensed.

e.The restrictions contained in this Section 5 shall not prevent the purchase or ownership by Executive of not more than 3% of the securities of any class of any corporation, whether or not such corporation is engaged in any Competitive Business, which are publicly traded on any securities exchange or any “over the counter” market.

6.TERMINATION. Executive’s employment hereunder shall terminate under the following circumstances:

a.Termination for Cause. The Company and Holdings may terminate the employment of Executive for Cause at any time by providing written notice to Executive specifying the cause of the termination. For the purposes of this Agreement, “Cause” means that: (i) Executive willfully violated Sections 4 or 5 of this Agreement; (ii) Executive grossly neglected his duties hereunder; (iii) Executive was convicted of a felony, or a crime involving moral turpitude (meaning a crime that includes the commission of an act of depravity, dishonesty, or bad morals); (iv) Executive has committed an act of dishonesty, fraud, or embezzlement against any Company Group entity; (v) Executive willfully and/or knowingly breached any provision of this Agreement other than Section 4 or Section 5 in any material respect, or willfully and/or knowingly violated the Company’s written policies; or (vi) Executive willfully failed or refused to follow the lawful instructions of the Holdings Board that are consistent with this Agreement (“Insubordination”). In the event that the Company provides written notice of termination for Cause pursuant to Section 6(a)(ii) or (vi), Executive shall be entitled to cure any alleged neglect of his duties or Insubordination, to the extent curable, within 30 days of receiving written notice from the Company specifying the factual basis for its belief that Executive grossly neglected his duties hereunder or engaged in Insubordination.

b.Company Termination without Cause; Company Non-Renewal Termination. The Company and Holdings may terminate the employment of Executive at any time without Cause, with or without prior notice. If (i) the Company and Holdings deliver a timely Non-Renewal Notice and Executive has not timely delivered a timely Non-Renewal Notice, (ii) Executive continues in employment with the Company and Holdings through the last day of the Term, and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, then Executive’s employment shall terminate on the last day of the Term (a “Company Non-Renewal Termination”).

c.Termination by Executive for Good Reason. Executive may, at his option, terminate this Agreement for Good Reason in accordance with the terms of this Section 6(c). “Good Reason” shall mean the occurrence of any one or more of the following events without the prior consent of Executive:

i.a material diminution in Executive’s authority, duties or responsibilities, or requiring Executive to report directly to a person or persons other than the Holdings Board, provided, however, with respect to Executive’s membership on the Holdings Board, the failure of the Holdings Board to nominate Executive for a Holdings Board position shall constitute Good Reason, but the shareholders’ not electing Executive to a Holdings Board position for which he was nominated shall not constitute Good Reason;

ii.a material diminution in Executive’s base salary;

iii.a material diminution in Executive's target annual cash bonus described in Section 2(b)(i) above, provided, however, that awards of cash bonuses that are less than the target bonus do not constitute Good Reason;

iv.a material diminution in Executive's annual target equity grant described in Section 2(b)(ii) above, provided, however, that LTIP equity grants that are less than the target equity grant do not constitute Good Reason;

v. either (x) the Company’s requiring Executive to relocate before the Relocation deadline described in Section 3(b), or (y) after Executive’s Relocation to Chapel Hill, Raleigh or Richmond (as determined by Executive), the Company’s requiring Executive to be based at any office or location more than 35 miles from the Relocation office he selected; or

vi.any other action or inaction by the Company that constitutes a material breach of the terms of this Agreement;

and, in each case, the failure by the Company to cure such condition within the 30-day period after receipt of written notice from Executive specifying in detail the factual basis for his belief that he has Good Reason to resign (“Good Reason Notice”). Executive must deliver a Good Reason Notice within 30 calendar days after the initial existence of a Good Reason condition, and, if the Company fails to timely cure such Good Reason condition, Executive must terminate his employment within one year after the initial existence of such Good Reason condition, and any failure by Executive to timely comply with either of these requirements shall constitute a waiver of Executive’s right to resign for Good Reason for such condition.
d.Termination due to Death or Disability. Executive’s employment hereunder shall terminate upon his death. The Company and Holdings may terminate Executive’s employment if he is prevented from performing his responsibilities under this Agreement because of “Disability.” A “Disability” means that Executive has been unable to perform the essential functions of Executive’s position because of illness, injury or other disability for more than one hundred twenty (120) consecutive calendar days, or for more than a total of ninety five (95) business days (either consecutive or non-consecutive) in any consecutive twelve month period, subject to the reasonable accommodation requirements of applicable laws.

e.Expiration of Term. If (i) Executive delivers a timely Non-Renewal Notice pursuant to Section 1 (whether or not the Company has timely delivered a timely Non-Renewal Notice), (ii) Executive continues in employment with the Company and Holdings through the last day of the Term, and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, then Executive’s employment shall terminate on the last day of the Term.

7.COMPENSATION AND BENEFITS UPON TERMINATION.

a.If, during the Term, the Company and Holdings terminate Executive’s employment without Cause, there is a Company Non-Renewal Termination, or Executive terminates his employment for Good Reason, then:

i.as soon as practicable following such termination but no later than ten days after the Termination Date (as defined below), the Company shall pay to Executive his accrued but yet unpaid base salary earned through the Termination Date and any accrued, but unused vacation pay through the Termination Date (the “Accrued Obligations”);

ii.within 45 days following the Termination Date, the Company shall reimburse Executive pursuant to Section 3(d)(ii) or (iii), as applicable, for reasonable expenses incurred prior to the Termination Date but not paid by the Termination Date;

iii.subject to the execution and delivery of a general release (which release shall not alter or result in the waiver of Executive’s right to exercise the portion of any Company stock option that vested through the Termination Date, or any rights under this Section 7(a)) in a form acceptable to the Company within thirty (30) days after the Termination Date (the “Release Expiration Date”), which release has not been revoked, Executive is entitled to receive:

1.a gross amount equal to (x) Executive’s base salary in effect on the Termination Date divided by (y) 12, per month, subject to any applicable deductions and withholdings, for a period of eighteen (18) months after the Termination Date, which shall be paid in periodic installments in accordance with the Company’s normal payroll practices in effect as of the Termination Date commencing on the first payroll cycle which is at least 45 days after the Termination Date, unless such payments are required to be delayed pursuant to Section 8 below;

2.the continuation of coverage under all employee benefit insurance plans in which Executive was a participant as of the Termination Date, to the extent such post-employment coverage is authorized by such plans, at the Company’s expense for a period of eighteen (18) months after the Termination Date, provided, however if post-employment coverage is not authorized under the Company’s health insurance plan, then the Company will pay Executive the premium cost for health insurance coverage that the Company would have paid if Executive had continued being a participant in the Company’s health insurance plan during such eighteen month period, and such amount shall be paid at the time such premiums would have been paid if Executive had continued being a participant in the Company’s health insurance plan during such eighteen month period;

3.any unpaid discretionary bonus awarded to Executive for the year prior to the year in which the Termination Date occurs, which shall be paid in a lump sum on the normal bonus payment date; and

4.a pro rata Bonus for the year in which the Termination Date occurs, calculated by multiplying the target Bonus for that year by the fraction in which the numerator is the number of days between January 1 of that year and the Termination Date, and the denominator is 365, which shall be paid in a lump sum on the normal bonus payment date for that year; and

5.all unvested RSUs and stock options shall be immediately forfeited and canceled effective as of the Termination Date, and the exercise of vested stock options after the Termination Date shall be governed by the terms of the applicable LTIP and award agreement.

iv.In the event that Executive fails to execute the Release on or prior to the Release Expiration Date, Executive shall not be entitled to any payments or benefits pursuant to Section 7(a)(iii). Notwithstanding the foregoing, if the Release could become effective during the calendar year following the calendar year of the Termination Date, then no such payments that constitute “deferred compensation” under Internal Revenue Code Section 409A shall be made earlier than the first day of the calendar year following the calendar year of the Termination Date.

b.If Executive’s employment is terminated as a result of death or by the Company and Holdings for Cause or because of Disability, or if a termination of employment occurs as a result of Executive’s delivering a timely Non-Renewal Notice, then:

i.Executive’s compensation shall terminate on the Termination Date;

ii.all unvested RSUs and stock options shall be immediately forfeited and canceled effective as of the Termination Date;

iii.the exercise of vested stock options after the Termination Date shall be governed by the terms of the applicable LTIP and award agreement;

iv.within ten days following the Termination Date, the Company shall pay to Executive the Accrued Obligations; and

v.within 45 days following the Termination Date, the Company shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date.

c.Except for payments provided under Sections 7(a)(i), 7(a)(ii), 7(b)(iv) and 7(b)(v), all compensation and benefits paid pursuant to this Section 7 shall cease and Executive shall promptly return any amount paid under Section 7(a)(iii) to the Company if Executive violates any of the terms of Sections 4 or 5 above during the Restricted Period. In addition to these remedies, the

Company shall have all other remedies provided by this Agreement and by law for the breach of Sections 4 or 5 above.
d.For purposes of this Agreement, “Termination Date” means the date of Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”).”

8. 409A COMPLIANCE. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A). Notwithstanding anything else contained in this Agreement to the contrary, if Executive is a “specified employee” under the Company’s specified employee policy as in effect on the Termination Date, or if no such policy is then in effect, within the meaning of Section 409A, any payment required to be made to Executive hereunder upon or following the Termination Date shall be delayed until after the six-month anniversary of Executive’s “separation from service” (as such term is defined in Section 409A) to the extent necessary to comply with, and avoid imposition on Executive of any additional tax, interest, or penalty imposed under, Section 409A. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten-day period following the six-month anniversary of the Termination Date. Each payroll period payment described in Section 7(a)(iii)(1) shall be treated as a separate payment for purposes of Section 409A.

9.UNIQUENESS OF SERVICES; ACKNOWLEDGEMENTS. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique, and extraordinary character; involve access to and development of Confidential Information and Privileged Information; involve developing and protecting customer relationships and goodwill; and that it would be difficult or impossible to replace such services and that, by reason thereof, Executive agrees and consents that if he violates any of the provisions of Sections 4 and 5 of this Agreement, the Company and Holdings, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued by a court of competent jurisdiction restricting Executive from committing or continuing any violation of Sections 4 and 5 of this Agreement.

10.FURTHER ACKNOWLEDGEMENTS. Executive further acknowledges and agrees that the restrictions contained in Sections 4 and 5 above are reasonable and necessary to protect the legitimate interest of the Company Group, in view of, among other things, the short duration of the restrictions; the narrow scope of the restrictions; the Company Group’s interests in protecting its trade secrets, Confidential Information, and Privileged Information (which Executive agrees would be useful to competitors for more than 18 months) and its customer relationships and goodwill; Executive’s background and capabilities which will allow him to seek and accept employment without violation of the restrictions; Executive’s opportunity to acquire a substantial equity interest in Holdings through the award of restricted stock units and stock options and other equity based awards; and Executive’s entitlements under this Agreement. If any provision contained in Sections 4 or 5 above is adjudged unreasonable by a court of competent jurisdiction or arbitrator in any proceeding, then such provision shall be deemed modified as provided in Sections 4 or 5 above or by reducing the scope of such provision, the period of time during which such provision is applicable and/or the geographic area to which such provision applies, to the extent necessary for such provision to be adjudged reasonable and enforceable.

11.NOTICES. Any notices provided for or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three days after it is mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, addressed to the party for whom intended at such party’s address set forth above (for the Company) or to the most recent address for Executive set forth in the Company’s records, or to such other address as such party may designate by notice in writing given in the manner provided herein.

12.SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

13.ENTIRE AGREEMENT; AMENDMENTS; COUNTERPARTS. This Agreement constitutes the entire agreement and understanding between Executive and the Company with respect to the subject matter hereof and shall supersede any and all other prior agreements and understandings, whether oral or written, relating thereto or the employment of Executive by the Company and Holdings, including without limitation the Term Sheet discussed by the parties. This Agreement may not be rescinded, modified, or amended, unless an amendment is agreed to in a writing signed by Executive, by the Chairman of the Holdings Board or an officer of Holdings specifically authorized by the Holdings Board (other than Executive), and by an officer of the Company specifically authorized by the Company Board (other than Executive), and any waiver shall be set forth in writing and signed by the party to be charged. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.

14.PARTIAL INVALIDITY. The invalidity or unenforceability, by statute, court decision, or otherwise, of any term or condition of this Agreement shall not affect the validity or enforceability of any other term or condition hereof.

15.GOVERNING LAW. This Agreement shall be construed and administered in accordance with the laws of Delaware, without regard to the principles of conflicts of law which might otherwise apply.

16.ASSIGNABILITY. This Agreement may not be assigned by Executive, and any purported assignment by Executive shall be null and void. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of Holdings and the Company and its successors (including without limitation any successor to the Company’s business as the result of a merger or consolidation of Holdings or the Company, whether or not Holdings or the Company survives such merger or consolidation) and assigns. Successors to Holdings and the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of Holdings or the Company whether by merger, consolidation, purchase, or otherwise and such successor shall thereafter be deemed “Holdings” and/or the “Company” for purposes hereof, as applicable.

17.DISPUTE RESOLUTION.

a.Arbitration. In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) (“AAA”) in the city of Raleigh, North Carolina (“Arbitration”); provided, however, that (i) all such disputes must first be submitted to mediation in Raleigh before a mutually agreed mediator, or a mediator selected by the AAA, who has extensive experience with executive employment agreement disputes (“Mediation”), and, then, if such Mediation is unsuccessful in resolving all arbitrable disputes within ninety (90) days, either party may submit the unresolved disputes to Arbitration; and (ii) notwithstanding the foregoing or any other provision of this Agreement, either party may seek temporary or preliminary relief (including, without limitation, enforcement of Sections 4 and 5 above) from a court in aid of arbitration. Such Arbitration shall be conducted pursuant to the AAA commercial arbitration rules (formal or informal) in as expedited a manner as is then permitted by such rules (the “Arbitration”). Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment, and/or award rendered through such Arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings.

b.Procedure. Such Mediation may be initiated by written notice from either party to the other which specifies the disputes to be submitted to Mediation. Such Arbitration may be initiated by written notice from either party to the other which specifies the disputes to be submitted to Arbitration. The Arbitration shall be conducted by a single arbitrator selected in accordance with the procedures of the American Arbitration Association. Time is of the essence of this Arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within 30 days following completion of the Arbitration.

c.Venue and Jurisdiction. Any action to compel arbitration hereunder or otherwise relating to this Agreement shall be brought exclusively in a state court or federal court located in Raleigh, North Carolina, provided that, if a federal court has jurisdiction over the subject matter thereof, then such action shall be brought in federal court, and the Company and Executive hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.

d.Waiver of Jury Trial. IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREUNDER ALL OF THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY.

18.COOPERATION. Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its Affiliates’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment hereunder by the Company and Holdings as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or Holdings, or its designee, and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of Executive’s employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs. Notwithstanding anything to the contrary, in the event the Company requests cooperation from Executive after his employment with the Company and Holdings has terminated and at a time when Executive is not receiving any severance pay from the Company, Executive shall not be required to devote more than 40 hours of his time per year with respect to this Section 18, except that such 40 hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.

19.Joint Obligations. Both the Company and Holdings are jointly liable for all payment obligations pursuant to this Agreement, and the Company may satisfy Holdings’ joint obligation to make payments and provide benefits to Executive pursuant to Sections 2(a), 2(b)(i) and 2(d) of this Agreement.

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Kindly indicate your acceptance of this Agreement by signing and returning a copy of this letter to the Company.

Very truly yours,

JAMES RIVER GROUP HOLDINGS, LTD.

By: _/s/ J. Adam Abram___________________
Name: J. Adam Abram
Title: Chairman of the Board of Directors
Date:     October 28, 2020

JAMES RIVER GROUP, INC.

By: _/s/ Robert P. Myron___________________
Name: Robert P. Myron
Title: President & Chief Operating Officer
Date:      October 28, 2020

ACCEPTED AND AGREED TO AS OF
THIS _23_ DAY OF OCTOBER __, 2020

_/s/ Frank D’Orazio___________
Frank D’Orazio